UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

GOOD SAM ENTERPRISES, LLC

(Exact name of company as specified in its charter)

Delaware	000-22852	13-3377709
(State of incorporation)	Commission File Number	(IRS Employer
Identification No.)

250 Parkway Drive, Suite 270
Lincolnshire, IL 60069	(847) 229-6720
(Address of executive offices)	(Registrant’s telephone
number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instructions A.2. below)

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13d-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On October 29, 2013, Good Sam Enterprises, LLC (the “Company”) announced that an intermediate parent, CWGS Group, LLC, a Delaware limited liability company (the “CWGS”), which also owns the outstanding equity interests of its affiliate FreedomRoads Holding Company, LLC that operates RV dealerships throughout the United States, is seeking commitments for a privately arranged senior secured financing (the “Refinancing”).  As part of the Refinancing, on November 5, 2013 the Company launched a tender offer (the “Tender Offer”), to purchase for cash any and all of he Company’s outstanding 11.5% senior secured notes due 2016 (the “Senior Secured Notes”), subject to the consummation of the Refinancing on terms satisfactory to the Company and CWGS.  The complete terms and conditions of the Tender Offer are set forth in an Offer to Purchase sent to holders of the Senior Secured Notes.  Holders are urged to read this document carefully before making any decision with respect to the Tender Offer.

The information contained in this filing is neither an offer to sell nor the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 9.01:                                       Financial Statements and Exhibits.

a. Financial Statements:  N/A

b. Pro forma financial statements:  N/A

c. Shell company transactions:  N/A

d. Exhibits:

Description of Exhibit	Exhibit No.

Press Release dated November 5, 2013 announcing Cash Tender Offer for 11.50% Senior Secured Notes due 2016	10.1

Letter of Transmittal To Tender in Respect of Any and All 11.50% Senior Secured Notes due 2016	10.2

Offer to Purchase for Cash Any and All of Its Outstanding 11.50% Senior Secured Notes due 2016	10.3

SIGNATURES

GOOD SAM ENTERPRISES, LLC
(Company)

Date: November 5, 2013	/s/ Thomas F. Wolfe
Thomas F. Wolfe
Executive Vice President
and Chief Financial Officer